DRAFT

CNH HOLDINGS COMPANY dba CISTERA NETWORKS

ACQUIRES XBRIDGE SOFTWARE, INC.

DALLAS--(BUSINESSWIRE)—---June 2, 2005—---(OTCBB:CNHC)—CNH Holdings Company dba Cistera Networks, a leading platform provider for advanced IP phone applications in the Cisco IP Telephony environment, announced today that it has acquired XBridge Software, Inc. (XBridge), a company engaged in enterprise application integration (EAI), XML application development, and Voice-over-Internet-Protocol (VoIP) applications development.

The acquisition was completed through a merger of XBridge with a wholly owned subsidiary of CNH Holdings Company (CNH). Prior to the merger, XBridge held 2,150,000 shares of CNH stock which have been cancelled. Under the terms of the merger agreement, CNH then issued 4,150,000 shares of stock in exchange for the outstanding shares of XBridge Software, resulting in a net issuance of 2,000,000 shares of CNH stock. As a result of the merger, $1,860,000 in unpaid service fees related to software development work performed by XBridge is inter-company debt and will be eliminated upon consolidation. The officers and certain of the directors of XBridge are also officers and directors of CNH. In connection with the merger, CNH issued an additional 169,847 shares to these individuals in exchange for the cancellation of $482,364.31 of XBridge debt held by these individuals.

XBridge Software was founded in 1999 to develop and refine XML integration technology. Its development team repurposed the XBridge XML-based switching technology for the IP Telephony market under a 2003 licensing agreement with CNH, and that patent-pending technology is a principal component of the Cistera ConvergenceServer™ (CCS™), Cistera’s flagship product. The CCS™ is an application appliance that facilitates the convergence of voice, video and data applications and devices in an IP-based network. The CCS™ offers customers with IP telephone systems a robust, scalable and secure IPT applications platform with a broader suite of integrated and third-party IP phone applications than currently available through other IP Telephony solutions. The CCS™ is sold in the United States and Canada through a partner channel of more than 65 value-added resellers, and will soon be introduced in select countries in Europe, the Middle East and Africa (EMEA).

“With the growing demand for our products, owning the intellectual property that powers the Cistera ConvergenceServer™, and the development and engineering resources that support it, will allow us to respond more quickly to customer requirements for specific industry vertical applications and will enhance our options for future growth,” stated Derek P. Downs, Cistera Networks President and CEO. “This acquisition will help us continue to anticipate and respond to emerging trends in IP Telephony by extending the breadth and depth of our products to increase our lead in the advanced IP applications market. We also believe that the additional XBridge EAI technology will enable Cistera to develop and package additional complementary products that will be a natural extension of our existing product line.”

“The XBridge Software development team has engineered and refined its XML integration and Voice-over-Internet-Protocol (VoIP) technology over the past six years. Now that CNH has successfully launched the Cistera product line and we have seen the strong market demand for those solutions, we believe it is the right time to combine the two companies—streamlining operations to better position CNH to capitalize on the market opportunity. We believe the combined company is the best way to realize the value of the technology that XBridge has developed,” said, Cynthia A. Garr, President and co-founder of XBridge Software.

About CNH Holdings Company (dba: Cistera Networks)--Cistera Networks designs and markets XML-based application appliances utilized in Cisco IP Communications environments. The Cistera Convergence Server™ combined with a suite of advanced IP phone applications, enables the integration of voice, video and data into the network infrastructure (www.cistera.com).

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of CNH Holdings Company that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by CNH Holdings Company with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Contacts:

Kathy Lane

For CNH Holdings Company (dba: Cistera Networks)

760.771.2236

Email: klane@cistera.com

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